Exhibit 10.1

May 19, 2014

Robert J. Zollars

RE:	Consulting Agreement

Dear Robert:

This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide certain services to Vocera Communications, Inc., a Delaware corporation (the “Company”).

1.	SERVICES

1.1	The Company hereby engages you, and you hereby accept such engagement, as an independent contractor, to provide certain services to the Company and its affiliates on the terms and conditions set forth in this Agreement.

1.2	In addition to your role as Chairman of the Board, you shall provide the services to the Company as requested by the Company’s Board of Directors (the “Board”) or its Chief Executive Officer from time to time (the “Services”). Such services shall not exceed thirty (30) hours per month.

1.3	You will be an independent contractor. The Company will not control the manner or means by which you perform the Services. Unless otherwise agreed in writing, you will furnish, at your own expense, the equipment, supplies and other materials used to perform the Services. The Company will provide you with access to its premises and equipment to the extent necessary for the performance of the Services. To the extent you perform any Services on the Company’s premises or using the Company’s equipment, you will comply with all applicable policies of the Company relating to business and office conduct, health and safety and use of the Company’s facilities, supplies, information technology, equipment, networks and other resources.

2.	TERM

The term of this Agreement shall commence on June 1, 2014 and will continue through May 31, 2015, unless earlier terminated in accordance with paragraph 10.1 (the “Term”). Any extension of the term will be subject to mutual written agreement between the parties.

3.	FEES AND EXPENSES

3.1	As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall:

(a)	Pay you a monthly consulting fee of $50,000, payable on the 15th day of each month of the Term (the “Fees”), commencing June 15, 2014;

(b)	On June 1, 2014, grant you an award of restricted stock units with a grant-date value of $187,500 (the “RSU Award”), with such award vesting, based on continued service, 50% on December 31, 2014 and 50% on May 31, 2015 provided the Effective Date has occurred on or before June 15, 2014 (with the grant date value determined by dividing $187,500 by the average daily closing price of the Company’s common stock as reported by the NYSE during May 2014);

(c)	Provide continued vesting during the Term of any outstanding equity awards you hold as of the date of this letter and allow any vested options to be exercised through the date 90 days after the Term and thereafter pursuant to the terms of such awards;

(d)	Upon a Change of Control (as defined in the Former Agreement (referred to in Section 9.3 below)) during the Term, any unvested equity awards you hold will immediately fully vest; and

(e)	Provide the COBRA Benefits, as defined in Section 9.2 below.

3.2	You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state and local taxes, as set out in paragraph 4.2. You agree that you shall not be eligible to receive any bonus or incentive compensation for 2014.

3.3	The Company agrees to reimburse you for all reasonable and documented travel and other costs or expenses incurred or paid by you in connection with the performance of the Services in accordance with the general reimbursement policy of the Company then in effect. The Company will reimburse you for expenses incurred during the Term related to the office space in Pleasanton, California, including monthly expense for the lease, telephone and internet (totaling approximately $1,400 per month).

4.	RELATIONSHIP OF THE PARTIES

4.1	You are an independent contractor of the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employee or agency relationship between you and the Company for any purpose. Other than as approved by the Chief Executive Officer of the Company, you have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company’s behalf without the Company’s prior written consent.

4.2

Without limiting paragraph 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security or other federal, state or local taxes, making any insurance contributions, including unemployment or disability, or obtaining worker’s compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee and/or contractor.

5.	INTELLECTUAL PROPERTY RIGHTS

5.1	The Company is and shall be, the sole and exclusive owner of all right, title and interest throughout the world in and to all the results and proceeds of the Services performed under this Agreement.

5.2	Any assignment of copyrights under this Agreement includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as “moral rights” (collectively, “Moral Rights”). You hereby irrevocably waive, to the extent permitted by applicable law, any and all claims you may now or hereafter have in any jurisdiction to any Moral Rights.

5.3	You will and hereby are obligated to make full and prompt disclosure to the Company of any inventions or processes, as such terms are defined in 35 U.S.C. § 100 (the “Patent Act”), made or conceived by you alone or with others during the Term, whether or not such inventions or processes are patentable or protected as trade secrets and whether or not such inventions or processes are made or conceived during normal working hours or on the premises of the Company. You shall not disclose to any third party the nature or details of any such inventions or processes without the prior written consent of the Company.

5.4	Upon the request of the Company, you shall promptly take such further actions, including execution and delivery of all appropriate instruments of conveyance, as may be necessary to assist the Company to prosecute, register, perfect, record or enforce its rights in any Moral Rights. In the event the Company is unable, after reasonable effort, to obtain your signature on any such documents, you hereby irrevocably designate and appoint the Company as your agent and attorney-in-fact, to act for and on your behalf solely to execute and file any such application or other document and do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights or other intellectual property protected related to the Moral Rights with the same legal force and effect as if you had executed them. You agree that this power of attorney is coupled with an interest.

5.5	You have no right or license to use the Company’s trademarks, service marks, trade names, trade names, logos, symbols or brand names.

6.	CONFIDENTIALITY AND RESTRICTIVE COVENANTS

6.1	You acknowledge that you will have access to information that is treated as confidential and proprietary by the Company, whether spoken, written, printed, electronic or in any other form or medium (collectively, the “Confidential Information”). You agree, consistent with your other obligations to the Company and its affiliates, to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You will notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. You understand and acknowledge that your obligations under this Agreement or otherwise with regard to any particular Confidential Information commence immediately and shall continue in perpetuity, notwithstanding the termination of this Agreement, until such time as such Confidential Information has been disclosed publicly by the Company.

6.2	You understand and acknowledge that the nature of your position (including your position as a Board member) gives you access to and knowledge of Confidential Information and places you in a position of trust and confidence. You understand and acknowledge that the services you provide to the Company are unique, special or extraordinary because of your extensive background, experience and connections within the health industry. You further understand and acknowledge that the Company’s ability to reserve these for the exclusive knowledge and use of the Company and its affiliates is of great competitive importance and commercial value to the Company, and that improper use or disclosure by you is likely to result in unfair or unlawful competitive activity.

6.3

Because of the Company’s legitimate business interest as described herein and the good and valuable consideration offered to you pursuant to this Agreement, during the term of this Agreement you agree and covenant not to engage in Prohibited Activity within any jurisdiction in which the Company, now or in the future, operates or is intending to operate (currently, regardless of whether you are aware of such an intention at any time). For purposes of this non-compete clause, “Prohibited Activity” is activity in which you contribute your knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to an entity engaged in the same or similar business as the Company. Prohibited Activity also includes activity that may require or inevitably require disclosure of trade secrets, proprietary information or Confidential Information. This paragraph does not, in any way, restrict or impede you from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. You will promptly provide written notice of any such order to the Company’s General Counsel or equivalent.

Furthermore, nothing herein shall prohibit you from purchasing or owning less than five percent (5%) of the publicly traded securities of any corporation, provided that such ownership represents a passive investment and that you are not a controlling person of, or a member of a group that controls, such corporation.

6.4	In the event of a breach or threatened breach by you of any of the provisions of this Agreement, you hereby consent and agree that the Company shall be entitled to seek, in addition to other available remedies, a temporary or permanent injunction or other equitable relief against such breach or threatened breach from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or other available forms of relief.

7.	REPRESENTATIONS AND WARRANTIES

7.1	The Company hereby represents and warrants to you that it has the full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

8.	INDEMNIFICATION

8.1	You shall defend, indemnify and hold harmless the Company and its affiliates and their officers, directors, employees, agents, successors and assigns from and against all losses, damages, liabilities, deficiencies, actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind (including reasonable attorneys’ fees) arising out of or resulting from:

(a)	bodily injury, death of any person or damage to real or tangible, personal property resulting from your acts or omissions; and

(b)	your breach of this Agreement, including, without limitation, any representation, warranty or obligation.

8.2	The Company may satisfy such indemnity (in whole or in part) by way of deduction from any payment due to you.

9.	PRIOR EMPLOYMENT AND BOARD SERVICE

9.1

The parties acknowledge that you were previously employed by the Company as its Executive Chairman and that the last day of such employment will be May 31, 2014 (the “Separation Date”). On or prior to the Separation Date you agree to resign as Executive Chairman and as an officer or director of any subsidiary or affiliate of the Company, effective as of the Separation Date. After the Separation Date, you will not represent yourself as being an employee, officer, agent or representative of the Company; however, the parties acknowledge and agree that, as of the Separation Date, you will continue as a member of the Company’s Board and will be Chairman of such Board (your “Board Service”). In connection with your Board Service following the Separation Date and through the end of the Term, you will not receive any other outside director compensation (cash or equity). Thereafter, any outside director compensation will be determined by the Board.

9.2	From the Separation Date through May 31, 2015, or, if earlier, the date you become eligible for health and/or dental coverage through an employer, the Company will continue to cover the same portion of your health and dental premiums pursuant to COBRA for you and your eligible dependents as was being provided immediately prior to the Separation Date (such coverage, the “COBRA Benefits”).

9.3	You acknowledge and agree that your Change of Control Severance Agreement dated as of August 19, 2011 and any other employment or offer agreement with the Company (the “Former Agreements”) are hereby terminated and of no further force and effect, and that this Agreement reflects any and all of your ongoing rights and obligations with respect to the Company. Accordingly and in furtherance of the foregoing, you understand, acknowledge and agree that these benefits exceed what you would otherwise entitled to receive upon separation from employment and you have no entitlement to any additional payment or consideration not specifically referenced in this Agreement. The Company agrees to continue to indemnify you against liability from your past or current service as an officer or director of the Company and any subsidiary of affiliate of the Company to the maximum extent permitted by applicable law. Your rights to this indemnification will continue so long as you are subject to such liability.

9.4	The Company expressly waives and releases any and all claims against you that may be waived and released by law with the exception of claims arising out of or attributable to (a) events, acts or omissions taking place after the date of this Agreement; or (b) your breach of any terms and conditions of this Agreement. In exchange for the Company’s waiver and release and for Company’s entrance into this Agreement, which you acknowledge to be good and valuable consideration, you hereby represents that you intend to fully settle any and all claims you may have against the Company and its subsidiaries and other corporate affiliates and each of their respective employees, officers, directors, owners, shareholders and agents (the “Company Group”) as a result of your hiring, employment or separation from employment with the Company. You specifically represent, warrant and confirm that: (a) you have no claims, complaints or actions of any kind filed against the Company Group with any court of law, or local, state or federal government or agency; (b) you have been properly paid for all hours worked for the Company Group, and that all commissions, bonuses and other compensation due to you has been paid, with the exception of your final payroll check for your salary and accrued and unused vacation days through the Separation Date above, which will be paid on the next regularly scheduled payroll date; and (c) you have not engaged in, and are not aware of, any unlawful conduct in relation to the business of the Company Group. Nothing in this Section 9.4 shall be deemed a waiver of your right to indemnification per the terms of Section 9.3 above.

9.5	You will not make any derogatory public statement concerning the financial performance, products, services, the Board or management personnel of the Company or any of its affiliates or subsidiaries, or your employment. The Company agrees to refrain from any disparaging statements about you. You understand that the Company’s obligations under this paragraph 9.5 extend only to the Company’s current executive officers and members of its Board. Nothing in this paragraph 9.5 will prohibit either party from providing truthful information in response to a subpoena or other legal process.

9.6	In exchange for the consideration provided in this Agreement, you and your heirs, executors, administrators and assigns (collectively the “Releasors”) forever waive, release and discharge the Company Group from any and all claims, demands, causes of actions, fees, damages, liabilities and expenses (inclusive of attorneys’ fees) of any kind whatsoever, whether known or unknown, that you have ever had against the Company Group by reason of any actual or alleged act, omission, transaction, practice, conduct, occurrence or other matter up to and including the date of your execution of this Agreement, including, but not limited to (i) any claims under Title VII of the Civil Rights Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, the Fair Labor Standards Act, the Equal Pay Act, as amended, the Employee Retirement Income Security Act, as amended (with respect to unvested benefits), the Civil Rights Act of 1991, as amended, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, as amended, the Worker Adjustment and Retraining Notification Act, as amended, the Age Discrimination in Employment Act, as amended, the Uniform Services Employment and Reemployment Rights Act, as amended, ALL STATE AND LOCAL STATUTES THAT MAY BE LEGALLY WAIVED THAT EMPLOYEES COULD BRING EMPLOYMENT CLAIMS UNDER, INCLUDING ANY STATE OR LOCAL ANTI-DISCRIMINATION STATUTE, WAGE AND HOUR STATUTE, LEAVE STATUTE, EQUAL PAY STATUTE AND WHISTLEBLOWER STATUTE and/or any other Federal, state or local law (statutory, regulatory or otherwise) that may be legally waived and released and (ii) any tort and/or contract claims, including any claims of wrongful discharge, defamation, emotional distress, tortious interference with contract, invasion of privacy, nonphysical injury, personal injury or sickness or any other harm. However, this general release of claims excludes the filing of an administrative charge or complaint with the Equal Employment Opportunity Commission or other administrative agency, although the Employee waives any right to monetary relief related to such a charge. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, and/or any claims that cannot be waived by law and any rights that you may have under any indemnification agreement (including Section 9.3 above) under the Company’s bylaws or other agreements or under any fiduciary insurance policy. You and the Company acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows: “A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.” You hereby knowingly, intentionally, and expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims you may have against the Company Group.

9.7	This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (Section 409A) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by you on account of non-compliance with Section 409A.

10.	TERMINATION

10.1	The Company may terminate this Agreement, effective immediately upon written notice to you, in the event that you breach this Agreement, and such breach is incapable of cure, or with respect to a breach capable of cure, you do not cure such breach within thirty (30) days after receipt of written notice of such breach, provided that if the Company terminates the Agreement, other than for Cause, upon such termination all unpaid monthly consulting amounts under Paragraph 3.1 shall be paid to you in one lump sum within thirty days of such termination and any then-unvested portion of the RSU Award will immediately fully vest. “Cause” shall mean (i) repeated gross negligence or willful misconduct in the performance of the duties to the Company where such repeated gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company, (ii) failure or inability to perform any assigned duties after written notice from the Company, and a reasonable opportunity to cure, such failure or inability (excluding, however, any such failure or inability that arises due to your disability), (iii) commission of any act of fraud with respect to the Company or any of its affiliates causing material harm to the business, assets or reputation of the Company or any of its affiliates, (iv) conviction (including any plea of no contest) of a felony or a crime involving moral turpitude, (v) unauthorized use or disclosure of the confidential information or trade secrets of the Company or any of its affiliates which use causes material harm to the Company or any of its affiliates or (vi) the material breach of any contractual obligation to the Company or any written policy of the Company, which breach is not remedied within fourteen days of written notice.

10.2

Upon your death prior to the end of the Term, all unpaid monthly consulting amounts under Paragraph 3.1 shall be paid, within 30 days of you death, in one lump sum to your named beneficiary, or, in the event you have not named a beneficiary, to your surviving spouse, or, in the event there is no surviving spouse, to your estate. In the event of your death prior to the date 90 days after the end of the Term, any then-vested and unexercised options may be exercised during the one-year period following your death.

10.3	Upon expiration or termination of this Agreement for any reason, you shall promptly and in no event later than thirty (30) days following such termination:

(a)	deliver to the Company all hardware, software, tools, equipment or other materials provided for your use by the Company;

(b)	deliver to the Company all tangible documents and materials (and any copies) containing, reflecting, incorporating or based on the Confidential Information;

(c)	permanently erase all of the Confidential Information from your computer systems; and

(d)	certify in writing to the Company that you have complied with the requirements of this paragraph.

10.4	The terms and conditions of this paragraph 10 and paragraph 4, paragraph 5, paragraph 6, paragraph 7, paragraph 8, paragraph 9, paragraph 13 and paragraph 14 shall survive the expiration or termination of this Agreement.

11.	OTHER BUSINESS ACTIVITIES

During the Term, you may be engaged or employed in any other business, trade, profession or other activity that does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not be engaged in any business activities that do or may compete with the business of the Company without the Company’s prior written consent, to be given or withheld in its sole discretion.

12.	KNOWING AND VOLUNTARY ACKNOWLEDGMENT

12.1	You specifically agree and acknowledge that: (a) you have read this Agreement in its entirety and understands all of its terms; (b) you have been advised of and have availed yourself of your right to consult with an attorney prior to executing this Agreement; (c) you knowingly, freely and voluntarily assent to all of the terms and conditions of this Agreement including, without limitation, the waiver, release and covenants contained herein; (d) you are executing this Agreement, including the waiver and release, in exchange for good and valuable consideration in addition to anything of value to which you are otherwise entitled; (d) you are not waiving or releasing rights or claims that may arise after your execution of this Agreement; and that (e) you understand that the waiver and release in this Agreement is being requested in connection with the cessation of your employment with the Company.

12.2

You further acknowledge that you have had at least twenty-one (21) days to consider the terms of this Agreement, although you may sign it sooner if desired. Further, you shall have an additional seven (7) days from the date on which you sign this Agreement to revoke consent to your release of claims under the Age Discrimination Employment Act by delivering notice of revocation to Jay Spitzer at the Company, before the end of such seven-day period. In the event of such revocation by you, the Company will have the option of treating this Agreement as null and void in its entirety.

12.3	This Agreement shall not become effective, until the eighth (8th) day after you and the Company execute this Agreement. Such date shall be the “Effective Date” of this Agreement. No payments due to you under this Agreement will be made or begin before the Effective Date.

13.	ASSIGNMENT

You shall not assign any rights, or delegate or subcontract any obligations, under this Agreement without the Company’s prior written consent. Any assignment in violation of the foregoing shall be deemed null and void. The Company may freely assign its rights and obligations under this Agreement at any time. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against, each of the parties hereto and their respective successors and assigns.

14.	MISCELLANEOUS

14.1	You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

14.2	All notices, requests, consents, claims, demands, waivers and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document (with confirmation of transmission) or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if (a) the receiving party has received the Notice and (b) the party giving the Notice has complied with the requirements of this Section.

14.3	This Agreement, together with any other documents incorporated herein by reference, and related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter; provided that you are bound and will continue to be bound by your obligations under your Employee Confidential Information and Inventions Agreement (the “IP Agreement”), previously executed by you, and will continue to be bound by the terms thereof during the Term; provided, however, that any post-termination obligation in the IP Agreement regarding the solicitation of employees shall begin as of May 31, 2014 and are not extended via this Agreement.

14.4	This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

14.5	This Agreement shall be governed by and construed in accordance with the internal laws of the state of Delaware without giving effect to any choice or conflict of law provision or rule. Each party irrevocably submits to the exclusive jurisdiction and venue of the federal and state courts located in Santa Clara County, California in any legal suit, action or proceeding arising out of or based upon this Agreement or the Services provided hereunder.

14.6	If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

14.7	This Agreement may be executed in multiple counterparts and by facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

If this letter accurately sets forth our understanding regarding the terms of your separation and consulting arrangement, kindly execute the enclosed copy of this letter and return it to the undersigned.

Sincerely, /s/ Brent Lang Brent Lang Chief Executive Officer Vocera Communications, Inc.

ACCEPTED AND AGREED: /s/ Robert J. Zollars Robert J. Zollars

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